MARC LUMER & COMPANY
CPAs, AN ACCOUNTANCY CORPORATION

May 9, 2007

By email and regular mail
Ms. Sholeh Hamedani
Chief Executive Officer
The Children's Internet, Inc.
5000 Hopyard Road
Suite 320
Pleasanton, California 94588

Dear Sholeh:

I write in response to your letter of March 6, 2007 and E-mail of May 2, 2007. The Form 8-KA April 30, 2007 concerning "Changes in Registrant's Certifying Accountant" is accurate. We state this, of course, without prejudice to our position that our letters to you dated October 2, 2006 and October 5, 2006 were totally justified.

Sincerely,

Marc Lumer & Company

Cc: Mr. Patrick Gilmore

601 MONTGOMERY STREET, SUITE 520 SAN FRANCISCO, CA 94111 (415) 362-7807 FAX: (419) 781-6008